EXHIBIT 23.1

INDEPENDENT  AUDITORS'  CONSENT

The  Board  of  Directors
Concurrent  Computer  Corporation  and  subsidiaries:


We consent to the incorporation by reference in amendment no. 1 to the registration statement of Concurrent Computer Corporation on Form S-3 (File No. 333-61172) of our report dated July 31, 1999, relating to the consolidated balance sheet of Concurrent Computer Corporation and subsidiaries as of June 30, 1999, and the related consolidated statements of operations, redeemable preferred stock, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended June 30, 1999, and the related schedule, which report appears in the June 30, 2000 annual report on Form 10-K of Concurrent Computer Corporation incorporated by reference herein and to the reference to our firm under the heading "Experts" in the registration statement.




KPMG  LLP
Atlanta,  Georgia

June 28,  2001



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